Exhibit 99.1

Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences Licenses Rights to Proprietary Lingual Spray from NovaDel Pharma for Chemotherapy-Induced Nausea and Vomiting
Wednesday October 27, 8:10 am ET

SOUTH SAN FRANCISCO, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Hana Biosciences, Inc. (OTCBB: HNAB - News), a biopharmaceutical company headquartered in South San Francisco, California announced today that it has licensed exclusive U.S. and Canadian rights to a proprietary lingual spray formulation of the anti-emetic compound ondansetron hydrochloride, the active ingredient of GlaxoSmithkline's Zofran ®. Ondansetron is currently available in branded tablets, orally dissolving tablets, and intravenous formulations. Hana acquired the rights to market the novel lingual spray formulation in the US and Canada from NovaDel Pharma, Inc. (Amex: NVD - News).

Ondansetron hydrochloride belongs to a class of drugs known as 5HT3 antagonists that are widely used to prevent chemotherapy-induced nausea and vomiting. According to the National Cancer Institute over 500,000 Americans received chemotherapy in 2003, and the majority of these patients received an antiemetic such as ondansetron to prevent nausea and vomiting.

The proprietary lingual spray formulation may provide a more convenient and rapid delivery of ondansetron hydrochloride to prevent nausea and vomiting as compared to current oral forms. NovaDel was awarded a patent directed to a lingual spray version of ondansetron in 2004. Annual U.S. sales for Zofran®, were approximately $1.0 billion in 2003 and the product patent expires in June 2006.

"Because it will help chemotherapy patients get on with their lives, ondansetron hydrochloride lingual spray has a promising market potential. Working with NovaDel, we plan to develop the proprietary product rapidly so it will be available to help the thousands of patients who seek fast relief from emesis," said Mark J. Ahn, President and CEO, Hana Biosciences.

"Nausea and vomiting associated with cancer chemotherapy continue to be significant problems for many people, even though marked progress has been achieved over the past several years. Research into new approaches to further lessen these difficult side-effects is clearly needed" explains Richard J. Gralla, MD, Co-Chair of the American Society of Clinical Oncology's Antiemetic Guideline Expert Panel.

Under terms of the agreement, Hana purchased an undisclosed number of NovaDel common shares and NovaDel received equity in Hana. Hana will pay all development costs related to the product. Hana receives exclusive rights to market, sell and distribute NovaDel's ondansetron lingual spray in the US and Canada. NovaDel will receive milestone development payments and royalties on sales of the product.

About Hana Biosciences

Hana Biosciences, Inc. (OTCBB: HNAB - News) acquires, develops, and commercializes innovative products for the treatment of important unmet medical needs in cancer and immunological diseases. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at http://www.hanabiosciences.com.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the- counter drugs. The Company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD - News), visit our website at http://www.NovaDel.com.

Forward-Looking Statements:

This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commerci alize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the Securities and Exchange Commission.

Source: Hana Biosciences, Inc.